NEWS                                |               Riviera Holdings Corporation
BULLETIN                            |             2901 Las Vegas Boulevard South
                                    |                        Las Vegas, NV 89109
From:                               |         Investor Relations: (800) 362-1460
FRB                                 |                        Fax: (702) 794-9442
                                    |                      Hotel: (702) 734-5110
                                    |                         TRADED: AMEX - RIV
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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                                    AT FINANCIAL RELATIONS BOARD:
Duane Krohn, Secretary, Treasurer and CFO   Don Markley, Virginia Turner (media)
(702) 794-9527                                                    (415) 986-1591
Email: dkrohn@theriviera.com
                                                           FOR IMMEDIATE RELEASE
INFORMATION AGENTS for the TENDER OFFER:
MacKenzie Partners
(800) 322-2885 or (212) 929-5500

              RIVIERA HOLDINGS CORPORATION ANNOUNCES FINAL RESULTS
                    OF THE COMPANY'S $7.50 CASH TENDER OFFER

LAS VEGAS, NV- February 14, 2000 - Riviera Holdings Corporation (Amex: RIV) announced today the final results of its cash tender offer of $7.50 per share which expired at midnight, Eastern Standard Time on February 2, 2000.

A total of 2,646,875 shares of the Company's common stock were tendered, of which the Company has accepted 590,000 shares for payment. Since more shares were tendered than the 590,000 sought in the tender offer (500,000 original shares plus 90,000 additional shares approved by the Board of Directors) those shares to be purchased were subject to proration. Based on the final count, the proration of shares to be purchased was 22.2% of the shares tendered, excluding odd lot shares. Payment for shares properly tendered and accepted has been made by the Company's transfer agent, American Stock Transfer and Trust.

About Riviera Holdings
Riviera Holdings Corporation owns and operates the Riviera Hotel & Casino on the Las Vegas Strip and has developed a casino in Black Hawk, Colorado. Riviera Holdings Corporation is traded on the American Stock Exchange under the symbol RIV.
              For more information on Riviera via fax at no cost, please call (800) PRO-INFO (201-432-6555 outside the U.S.), code RIV.